Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ReAble Therapeutics Finance LLC:

We consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2007, with respect to the consolidated balance sheet of ReAble Therapeutics Finance LLC and subsidiaries (the “Successor”) as of December 31, 2006, and the related consolidated statements of operations, changes in membership equity and comprehensive loss, and cash flows for the period from November 4, 2006 through December 31, 2006, and the consolidated balance sheet of ReAble Therapeutics, Inc. (“RTI”) and subsidiaries (the “Predecessor”) as of December 31, 2005 and the related consolidated statements of operations, changed in stockholders’ equity and comprehensive income (loss), and cash flows for the period from January 1, 2006 through November 3, 2006, and the years ended December 31, 2005 and 2004 included herein and to the reference to our firm under the heading “Experts” in this registration statement on Form S-4.

Our report dated March 30, 2007 contains explanatory paragraphs related to (1) the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and (2) the acquisition of all of the outstanding stock of RTI in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Austin, Texas

April 16, 2007